Momenta and Johnson & Johnson… A Perfect Fit  August 20, 2020 Exhibit 99.1

We’re delighted to join you today Jennifer Taubert Executive Vice President Worldwide Chairman, Pharmaceuticals Johnson & Johnson Mathai Mammen M.D., Ph.D. Global Head, Research & Development David Lee M.D., Ph.D. Global Head, Immunology Research & Development

Johnson & Johnson and Janssen at a Glance ~132,000 Employees Worldwide 230 Located in 60 Countries Operating Companies New Brunswick, NJ Global HQ $8.8 billion Invested in global pharmaceutical research & development in 2019 11,500+ Scientists, researchers & contributors 17 Manufacturing Sites 41,700 Employees 150+ Countries

Our Credo Medical Devices Consumer Pharmaceuticals 3 Business Segments

At Janssen, we’re creating a future where disease is a thing of the past.

We address human health through both a disease and a biological pathway framework Immunology Cardiovascular, Metabolism and Retinal Immunology Infectious Diseases & Vaccines Pulmonary Hypertension Neuroscience Oncology Biological pathway Lens Disease Lens

Janssen is a contributor, partner and accelerator in the vibrant scientific ecosystem Active collaborations spanning discovery and development External reach with a global network Academia Large biotech Government Large pharma Venture capital Janssen R&D/J&J Start-ups 140+ Global outreach: 4 Innovation Centers, 13 JLABS, 2 JPODs 640+ companies in JJI /JLABS incubator community, including alumni and active residents 40+ Investments by J&J Development Corporation in 2019

Our Janssen Immunology vision: Restoring health for all patients with immune diseases Driven by a relentless dissatisfaction with the status quo, we will redefine treatments for immune diseases by delivering transformational and accessible therapies and regimens to patients with autoimmune disease Our approach: Relentlessly focus on patient unmet needs Restore immune balance Translate immune insights to treatments Achieve remission Our mission:

New immune pathways insights are unlocking a world of opportunity Auto-immune disease Neuro- inflammation Infectious diseases and vaccines Oncology Cardiovascular and metabolic disease Pulmonary arterial hypertension Immune pathways

Together, we can help millions more patients and families with devastating diseases.

Legal Notices  Cautions Concerning Forward-Looking Statements This press release contains "forward-looking statements" regarding the potential acquisition of Momenta. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Johnson & Johnson. Risks and uncertainties include, but are not limited to: the risk that the closing conditions for the acquisition will not be satisfied, including the risk that clearance under the Hart-Scott-Rodino Antitrust Improvements Act will not be obtained; uncertainty as to the percentage of Momenta stockholders that will support the proposed transaction and tender their shares in the offer; the possibility that the transaction will not be completed in the expected timeframe or at all; potential adverse effects to the businesses of Johnson & Johnson or Momenta during the pendency of the transaction, such as employee departures or distraction of management from business operations; the risk of stockholder litigation relating to the transaction, including resulting expense or delay; the potential that the expected benefits and opportunities of the acquisition, if completed, may not be realized or may take longer to realize than expected; challenges inherent in new product research and development, especially at an early stage of the development program, including uncertainty of clinical success and obtaining regulatory approvals; uncertainty of commercial success for new products; manufacturing difficulties and delays; product efficacy or safety concerns resulting in product recalls or regulatory action; economic conditions, including currency exchange and interest rate fluctuations; the risks associated with global operations, including the impact of global public health crises and pandemics, such as the outbreak of the coronavirus (COVID-19), on Johnson & Johnson or Momenta and their customers and suppliers, including foreign governments in countries in which Johnson & Johnson or Momenta operates; competition, including technological advances, new products and patents attained by competitors; challenges to patents; changes to applicable laws and regulations, including tax laws and global health care reforms; adverse litigation or government action; changes in behavior and spending patterns or financial distress of purchasers of health care products and services; and trends toward health care cost containment. In addition, if and when the transaction is consummated, there will be risks and uncertainties related to the ability of the Johnson & Johnson family of companies to successfully integrate the products and employees/operations and clinical work of Momenta, as well as the ability to ensure continued performance or market growth of Momenta’s products. A further list and descriptions of these risks, uncertainties and other factors can be found in Johnson & Johnson's Annual Report on Form 10-K for the fiscal year ended December 29, 2019, including in the sections captioned “Cautionary Note Regarding Forward-Looking Statements” and “Item 1A. Risk Factors,” and in the company’s most recently filed Quarterly Report on Form 10-Q, and the company’s subsequent filings with the Securities and Exchange Commission. Copies of these filings are available online at www.sec.gov, www.jnj.com or on request from Johnson & Johnson. Johnson & Johnson does not undertake to update any forward-looking statement as a result of new information or future events or developments. Additional Information The tender offer described in this communication has not yet commenced, and this communication is neither an offer to purchase nor a solicitation of an offer to sell securities. At the time the tender offer is commenced, Johnson & Johnson will cause Merger Sub to file a tender offer statement on Schedule TO with the U.S. Securities and Exchange Commission (SEC). Investors and Momenta Pharmaceuticals, Inc. security holders are strongly advised to read the tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents) that will be filed by Johnson & Johnson with the SEC and the related solicitation/recommendation statement on Schedule 14D-9 that will be filed by Momenta Pharmaceuticals, Inc. with the SEC, when they become available, because they will contain important information. These documents will be available at no charge on the SEC’s website at www.sec.gov. In addition, a copy of the offer to purchase, letter of transmittal and certain other related tender offer documents (once they become available) may be obtained free of charge by directing a request to Johnson & Johnson, Office of the Corporate Secretary, One Johnson & Johnson Plaza, New Brunswick, NJ 08933, Attn: Corporate Secretary’s Office. A copy of the solicitation/recommendation statement on Schedule 14D-9 (once it becomes available) also may be obtained free of charge from Momenta under the “Investors & News” section of Momenta’s website at https://www.momentapharma.com/home/default.aspx.

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